First Data and Navient Announce
Agreement on Student Loan Technology

NEW YORK and WILMINGTON, Del., May 23, 2018—First Data (NYSE: FDC) and Navient (Nasdaq: NAVI) announced they have reached a strategic agreement for First Data to become the primary provider of technology solutions for Navient’s federal and private education loans. This agreement expands on First Data and Navient’s longstanding partnership to support private student loans.

As a part of the agreement, First Data will acquire Navient’s student loan technology platform. Navient information technology talent who manage the platform will join First Data.

First Data is one of the world’s largest providers of credit processing services, with more than a billion accounts on file. This agreement will also position First Data as a major provider in the student loan technology market and allow First Data to further leverage its scale, technology, and deep experience on behalf of student borrowers. To reinforce First Data’s commitment to this space, First Data is establishing First Data Education, which will be led by Jeff Whorley. Jeff has been Group President, Asset Management and Servicing at Navient and will become a member of First Data’s Management Committee.

As one of the largest servicers of student loans, Navient will continue to provide its leading customer service, data insights, default prevention, back office support, and other services that have delivered a track record of customer success.

“We are delighted that Navient has chosen First Data as its partner. Student loan technology is a natural adjacency for First Data, and this agreement significantly expands our capabilities in this sector,” said Andrew Gelb, executive vice president, head of Global Financial Solutions, First Data. “Navient’s platform is well-proven, and we welcome the Navient employees joining our company.”

“This agreement with First Data enhances our ability to bring agility, scalability and innovation across our digital technologies enabling us to continue to deliver better outcomes for the student borrowers we serve,” said Patricia Lawicki, executive vice president and chief information officer, Navient. “First Data understands our business, and this agreement also gives us the ability to create a more effective long-term cost structure for our business.”

Navient will continue to service loans for its 12 million federal and private education loan customers, including those serviced under a contract with the U.S. Department of Education.

The agreement is expected to close in the third quarter, subject to certain closing conditions.

About First Data

First Data (NYSE: FDC) is a global leader in commerce-enabling technology, serving approximately six million business locations and 4,000 financial institutions in more than 100 countries around the world. The company’s 22,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 3,000 transactions per second and $2.4 trillion per year.

About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contacts

Media:

Mia Shernoff
First Data
212-515-0225
mediarelations@firstdata.com

Paul Hartwick
Navient
302-283-4026
paul.hartwick@navient.com

Investors:

Peter Poillon
First Data
212-266-3565
peter.poillon@firstdata.com

Joe Fisher
Navient
302-283-4075
joe.fisher@navient.com

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